CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-145333 of the COLI VUL-4 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated March 27, 2008 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule, and includes an explanatory paragraph referring to the change in method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and change in method of accounting for defined benefit and other post retirement plans and share based payments as required by accounting guidance which was adopted on December 31, 2006, and January 1, 2006, respectively.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 16, 2008